EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Reports Second Quarter 2020

Financial and Operating Results

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Second quarter 2020 net income of $56.7 million, primarily attributable to a $54.2 million gain on early extinguishment of debt, adjusted EBITDA of $64.6 million and Distributable Cash Flow (“DCF”) of $42.7 million

▪	Second quarter 2020 natural gas throughput for operated systems averaged 1,391 MMcf/d, an 8.6% quarter-over-quarter increase, primarily driven by increased production behind the Utica Shale segment
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Reiterating 2020 adjusted EBITDA guidance range of $250 million to $260 million, primarily reflecting the impact from recent production shut-ins and two amended gathering agreements with Williston customers that are expected to become effective in 3Q 2020

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Expect SMLP’s total share of Double E Pipeline project development capital expenditures to be reduced by approximately $35 million, a 10% reduction relative to the original budget set in June 2019 due to locking-in approximately 80% of development costs at favorable amounts

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Repurchased $132.0 million face value of senior notes in 2Q 2020 at a weighted average discount of 42%, resulting in the elimination of $55.3 million of outstanding net indebtedness as of June 30, 2020

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Subsequent to June 30, 2020, repurchased an additional $5.9 million face value of senior notes at a weighted average discount of 34%, resulting in the elimination of $2.0 million of outstanding net indebtedness

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Closed transformational acquisition of Summit Midstream Partners, LLC on May 28, 2020, resulting in SMLP’s ownership of its General Partner, the deferred purchase price obligation receivable and 51.2 million SMLP common units, of which 16.6 million common units were retired in 2Q 2020

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Announced suspension of common and Series A preferred unit cash distributions beginning in 2Q 2020 to preserve cash for balance sheet strengthening initiatives, including senior notes repurchases and other liability management activities

Houston, Texas (August 7, 2020) – Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months ended June 30, 2020, including net income of $56.7 million, adjusted EBITDA of $64.6 million and DCF of $42.7 million.  Net income included a $54.2 million gain from early extinguishment of debt as a result of SMLP’s open market repurchases of senior unsecured notes at discounts to par value.  Operated natural gas volume throughput averaged 1,391 MMcf/d and liquids volume throughput averaged 76 Mbbl/d for the quarter.  Increased quarterly operated natural gas volume throughput was primarily driven by seven wells that came online in March 2020 in the Utica Shale segment, which included a five-well pad site which generated aggregate production rates in excess of 160 MMcf/d for the majority of the quarter as well as six wells turned-in-line upstream of the TPL-7 Connector pipeline.  Liquids volume throughput was adversely impacted by approximately 14 Mbbl/d of temporary production shut-ins.  Although producers are starting to return previously shut-in wells to service, incremental volumes from previously curtailed production are expected to be moderate in the near-term.

Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Our industry continued to face a number of headwinds in the second quarter of 2020, with oil prices briefly turning negative for the first time in history, the commencement of temporary production shut-ins, deferred drilling and completion activities, upstream bankruptcy filings and impacts from the ongoing COVID-19 pandemic.  With this backdrop, we experienced quarter-over-quarter volume throughput declines across all our segments except for our Utica Shale segment, which increased by approximately 87.4% relative to the first quarter of 2020, mainly due to the outperformance of new wells connected in March.  We began to experience production curtailments from certain customers, predominantly in our liquids-focused basins during the first two months of the quarter; however, with the improvement and relative stabilization of

EX 99.1-1

crude oil prices in the $40 per barrel area, some shut-in wells started to come back online late in the quarter.  We also recently amended two gathering contracts with key Williston Basin customers that we expect to become effective in the third quarter of 2020.  Although the specific terms of each customer contract differ, both amendments extended the term of the gathering agreement acreage dedication in exchange for a modest gathering fee concession.    In June, we experienced production shut-ins on certain pads in our Utica Shale segment that we expect will continue through late into the fourth quarter of 2020, when natural gas prices are expected to increase and our customers can capture better margins.  These shut-ins were unexpected and included the five-well pad that had outperformed expectations early in the second quarter.  In light of these actions, on July 23, 2020, we revised our full year 2020 adjusted EBITDA guidance range to $250 million to $260 million, which is down marginally from our previous guidance of the low end of our $260 million to $285 million guidance range that was disclosed in May.”

“We remain committed to strengthening the balance sheet, enhancing financial flexibility and focusing on initiatives that are within our control, such as maintaining a lean cost structure, employing capital discipline and operating safely and responsibly.  The GP Buy-In transaction represented a major step forward in our comprehensive liability management strategy, and was an important step in our ongoing initiative to strengthen the balance sheet because it facilitated the reallocation of $76 million per year of cash from equity distributions to de-leveraging initiatives, while providing the flexibility to continue optimizing our capital structure in a manner that is fully aligned with the interests of our public common unitholders.  Immediately after closing the GP Buy-In transaction on May 28, 2020, we began repurchasing our senior notes in the open market.  Our debt repurchase initiative has been successful in a relatively short timeframe, and we have repurchased $137.9 million of face value of aggregate senior notes at a weighted average discount of 42% as of August 6, 2020.  In addition, on June 18, 2020, we launched an offer to exchange our Series A Preferred Units (“Preferred Units”) for common units (the “Exchange Offer”) because there was an opportunity to structure a transaction that could provide value across SMLP’s capital structure.  Upon closing the Exchange Offer, we retired $62.8 million face value of Preferred Units, representing 21% of the initial 300,000 preferred units outstanding, at an 84% discount to face value based on the $0.80 SMLP common unit closing price on July 31, 2020.  We provided value to our common unitholders by retiring Preferred Units below face value and afforded participating Preferred Unit holders enhanced liquidity via our common units, all while preserving cash for other strategic initiatives, since only common units were offered as consideration.  We expect to continue to employ our comprehensive liability management strategy over the coming quarters and will consider the entire gamut of options available to us.  We plan on working with our revolving credit facility lenders to develop the tools and flexibility needed to reposition the balance sheet and we will continue to focus on potential asset divestitures and joint ventures of certain of our Legacy and Core Focus Areas.  I’m proud of the progress our team has made on enhancing our balance sheet to date; however, there are still many remaining opportunities to pursue.”

“There have been several positive developments regarding the Double E Pipeline project, which represents a critical infrastructure need for the northern Delaware Basin.  We have been pursuing opportunities to reduce costs without sacrificing quality, safety or timeline of the project, and I’m pleased to announce that we have locked-in approximately 80% of expected development capital expenditures, which includes pipe costs, pipeline construction and substantially all of the privately-owned rights-of-way.  We now expect SMLP’s 70% aggregate share of the Double E Pipeline project development capital to be $315 million, which is an approximate 10% reduction relative to the original $350 million expectation that was developed at FID in June 2019.  We continue to progress third party financing options for the majority of SMLP’s remaining share of capital expenditures and expect to finalize an agreement in the third quarter of 2020 in connection with the receipt of our FERC 7(c) certificate.  Utilizing third-party capital to finance Double E will allow SMLP to retain cash for other strategic initiatives, including continued debt reduction and repositioning of SMLP’s balance sheet.”

Reaffirming 2020 Financial Guidance

SMLP is reaffirming its updated 2020 financial guidance provided on July 23, 2020.  Projections associated with this guidance are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

2020 Financial Guidance

•	2020 adjusted EBITDA of $250 million to $260 million;
•	2020 total capital expenditures of $30 million to $50 million, which includes approximately $10 million to $20 million related to our equity investment in Double E.

2020 adjusted EBITDA guidance of $250 million to $260 million incorporates impacts primarily from production shut-ins and two amended gathering contracts with Williston customers that are expected to become effective in the third quarter of 2020 and have moderately lower gathering rates and extended terms.  Customers in our Williston Basin

EX 99.1-2

and DJ Basin reportable segments have been slower to bring curtailed production back online than initially anticipated and we are expecting prolonged production shut-ins and a deferral of well completions in these areas for the second half of 2020.  Financial guidance also includes the impacts of well shut-ins in the Utica Shale segment through late into the fourth quarter 2020 and sustained shut-ins of condensate and wet gas volumes on Ohio Gathering, which had approximately 70 MMcf/d of gross volumes curtailed as of the end of the second quarter.

SMLP’s total 2020 capital expenditures guidance range of $30 million to $50 million remains unchanged relative to the guidance released on May 3, 2020; however, the range of estimates related to SMLP’s equity investment in Double E was increased by $10 million to accommodate additional capital commitments from SMLP to Double E due to a potential delay to receiving the FERC 7(c) certificate and closing of third-party financing to the fourth quarter of 2020.

GP Buy-In Financial Statement Recast

In the second quarter of 2020, SMLP completed its previously announced GP Buy-In transaction with Summit Midstream Partners, LLC (“Summit Investments”).  For GAAP purposes, the GP Buy-In was a transaction between entities under common control with a change in reporting entity and as a result, SMLP’s historical financial results contained in this press release have been recast for the period the entities were under common control by Summit Investments. Although SMLP is the surviving entity for legal purposes, Summit Investments is the surviving entity for accounting purposes; therefore, the historical financial results of SMLP prior to the GP Buy-In presented in this press release are those of Summit Investments.

Second Quarter 2020 Business Highlights

In the second quarter of 2020, SMLP’s average daily natural gas throughput for its operated systems increased 8.6% relative to the first quarter of 2020, to 1,391 MMcf/d, and liquids volumes decreased 22.4% relative to the first quarter of 2020, to 76 Mbbl/d.  SMLP’s customers currently have approximately 66 DUCs in inventory and 14 wells that have been completed but not turned-in-line upstream of its systems.

Core Focus Areas:

•	Core Focus Areas generated combined quarterly segment adjusted EBITDA of $37.1 million and had combined capital expenditures of $6.8 million.
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Utica Shale segment adjusted EBITDA totaled $10.7 million, a $4.8 million increase from the first quarter of 2020, which was driven by an 87.4% increase in volume throughput.  Volume throughput was higher in the second quarter of 2020 as a result of seven new wells connected in March 2020, including a five-well pad that averaged more than 160 MMcf/d for the majority of the quarter, as well as six wells that were turned-in-line during the quarter behind the TPL-7 Connector pipeline.  Volume throughput was partially offset by two pads that were shut-in in mid-June, which accounted for a decrease in average daily volume throughput of approximately 24 MMcf/d for the quarter.  We expect these two pads to remain shut-in until late in the fourth quarter of 2020 based on guidance from our customers.  Subsequent to June 30, 2020 we also executed an amendment to a gathering agreement that will incentivize drilling behind our SMU system, resulting in additional expected well activity in 2021 and 2022.

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Ohio Gathering segment adjusted EBITDA totaled $7.5 million, a 5.4% decrease from the first quarter of 2020.  Lower segment adjusted EBITDA was driven by an 11.5% decrease in volume throughput due to production shut-ins, which accounted for an average of approximately 70 MMcf/d of gross volumes for the quarter, and natural production declines, partially offset by six new wells that were connected in the condensate window in May 2020 and lower operating expenses.

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Williston Basin segment adjusted EBITDA totaled $12.7 million in the second quarter of 2020, a 21.4% decrease from the first quarter of 2020, primarily due to a 22.4% quarter-over-quarter decrease in liquids volume throughput to 76 Mbbl/d and higher than expected non-recurring maintenance expenses.  This volume throughput decrease was driven largely by several production shut-ins across multiple customers, which accounted for a loss of approximately 14 Mbbl/d in liquids volume throughput for the quarter, and natural production declines.  There are approximately 24 DUCs in inventory and 8 wells that have been completed, but not yet turned to production behind our Williston Basin systems.  We expect the cadence of future well connections to be highly dependent on prevailing commodity prices, in-basin differentials and the regulatory environment.

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DJ Basin segment adjusted EBITDA totaled $4.3 million in the second quarter of 2020, a 26.6% decrease from the first quarter of 2020, due to a 37.5% quarter-over-quarter decrease in total throughput to 20 MMcf/d.

EX 99.1-3

The volume throughput decrease was largely a result of production shut-ins representing an average of approximately 9 MMcf/d during the quarter and planned maintenance which took our Hereford Plant offline for four days during the quarter, partially offset by seven new well connections.  We expect continued deferrals of well connections in the near-term and our customers currently have 13 wells in DUC inventory and 6 completed wells that have not yet been turned-in-line behind our DJ Basin system.  Volume throughput on the DJ Basin system for the month of July averaged 25 MMcf/d, as our customers have consistently reversed well shut-in activities that impacted us in the second quarter of 2020.

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Permian Basin segment adjusted EBITDA totaled a quarterly record of $1.8 million in the second quarter of 2020, an increase of approximately 15.6% relative to the prior quarter largely driven by margin mix and improvements in natural gas and NGL pricing.  Although average second quarter volume throughput of 32 MMcf/d was relatively comparable to the first quarter, volumes steadily improved over the second quarter and average volume throughput for June was approximately 37 MMcf/d.  This ramp in volume throughput was a result of a limited number of shut-ins that occurred in the early part of the second quarter and an increase of approximately 9 MMcf/d starting in May, when a contract extension became effective.  Overall, our outlook for our Permian Basin segment remains unchanged relative to our original 2020 financial guidance.

Legacy Areas:

•	Legacy Areas generated $35.1 million of combined segment adjusted EBITDA in the second quarter of 2020 and had combined capital expenditures of $0.3 million.
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Piceance Basin segment adjusted EBITDA of $21.7 million decreased by $1.8 million from the first quarter of 2020 due to lower volume throughput of 4.2%, which was primarily driven by the impact of natural production declines.

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Barnett Shale segment adjusted EBITDA decreased by $0.2 million from the first quarter of 2020 to $8.5 million, as a result of a decline in volume throughput.  Increased volumes from workovers of existing wells behind the DFW Midstream system partially mitigated natural production declines.

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Marcellus Shale segment adjusted EBITDA of $4.9 million decreased by 8.1% compared to the first quarter of 2020 due to a 7.0% decrease in volume throughput to 339 MMcf/d.  Our anchor customer did not connect any new wells and had 18 DUCs in inventory at the end of the second quarter; however, 9 of those wells were connected to our Mountaineer Midstream system in July and spot rate volumes have recently been averaging in excess of 400 MMcf/d.

EX 99.1-4

The following table presents average daily throughput by reportable segment for the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Average daily throughput (MMcf/d):
Utica Shale	416	260	319	273
Williston Basin (1)	14	11	14	13
DJ Basin	20	20	26	21
Permian Basin	32	17	33	16
Piceance Basin (2)	367	462	375	473
Barnett Shale	203	251	218	260
Marcellus Shale	339	347	351	363
Aggregate average daily throughput	1,391	1,368	1,336	1,419

Average daily throughput (Mbbl/d):
Williston Basin	76	94	87	99
Aggregate average daily throughput	76	94	87	99

Ohio Gathering average daily throughput (MMcf/d) (3)	540	713	575	712

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(1)	The Williston Basin segment includes the Tioga Midstream system, which was sold in March 2019.
(2)	The Piceance Basin segment includes the RRG West system, which was sold in December 2019.
(3)	Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$10,693	$6,640	$16,621	$12,833
Ohio Gathering (2)	7,514	9,939	15,453	19,149
Williston Basin (3)	12,727	16,650	28,919	35,384
DJ Basin	4,339	2,816	10,250	5,489
Permian Basin	1,828	(656)	3,409	(1,206)
Piceance Basin (4)	21,734	24,584	45,291	50,583
Barnett Shale	8,510	11,208	17,270	22,582
Marcellus Shale	4,888	4,635	10,208	9,777
Total	$72,233	$75,816	$147,421	$154,591
Less: Corporate and Other (5)	7,643	8,256	16,927	20,173
Adjusted EBITDA	$64,590	$67,560	$130,494	$134,418

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(1) We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.

(2) Represents our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3) The Williston Basin segment includes the Tioga Midstream system, which was sold in March 2019.

(4) The Piceance Basin segment includes the RRG West system, which was sold in December 2019.

(5) Corporate and Other represents those results that are not specifically attributable to a reportable segment (such as Double E) or that have not been allocated to our reportable segments, including certain general and administrative expense items  and natural gas and crude oil marketing services.

EX 99.1-5

Capital Expenditures

Capital expenditures totaled $8.8 million in the second quarter of 2020, including maintenance capital expenditures of $2.4 million, a decrease of 52.4% compared to the first quarter of 2020.  Capital expenditures in the second quarter of 2020 were primarily related to growth projects in our Williston Basin, DJ Basin and Permian Basin segments.

	Six months ended June 30,
	2020	2019
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$1,482	$1,065
Williston Basin	7,423	14,230
DJ Basin	8,428	50,373
Permian Basin	4,921	28,163
Piceance Basin	404	1,497
Barnett Shale (2)	869	(37)
Marcellus Shale	430	108
Total reportable segment capital expenditures	23,957	95,399
Corporate and Other (3)	3,469	15,693
Total cash paid for capital expenditures	$27,426	$111,092

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(1)	Excludes cash paid for capital expenditures by Ohio Gathering and Double E (after June 2019) due to equity method accounting.
(2)	For the six months ended June 30, 2019, the amount includes sales tax reimbursements of $1.1 million.
(3)

For the six months ended June 30, 2019, and through the formation date of the Double E joint venture in June 2019, reflects 100% of the capital expenditures associated with Double E and excludes capital contributions made by our JV partner.

Capital & Liquidity

As of June 30, 2020, SMLP had $512.9 million of undrawn commitments under its $1.25 billion revolving credit facility.  Subject to covenant limits, and after accounting for a $4.1 million issued but undrawn letter of credit, our available borrowing capacity at June 30, 2020 was approximately $191 million.

Based upon the terms of SMLP’s revolving credit facility and total outstanding debt, net of cash, of $1.4 billion (inclusive of $668.0 million of senior unsecured notes), SMLP’s total leverage ratio and senior secured leverage ratio (as defined in the credit agreement) as of June 30, 2020, were 4.9 to 1.0 and 2.5 to 1.0, respectively, relative to maximum threshold limits of 5.50 to 1.0 and 3.75 to 1.0.

Double E Update

During the second quarter of 2020, SMLP made cash investments totaling $21.7 million with respect to its 70% equity investment in Double E Pipeline, LLC.  As of June 30, 2020, the full $80 million commitment of the Subsidiary Series A Preferred Units had been issued.  The estimated cost to complete the Double E Pipeline Project has decreased by approximately $50 million to $450 million as a result of locking in privately-owned rights-of-way, pipe costs and construction costs that are lower than the original budgeted amounts set at FID in June 2019.  Accordingly, SMLP’s 70% share is now approximately $315 million, of which approximately $114 million, including the Subsidiary Series A Preferred Units, has been funded as of June 30, 2020.  SMLP continues to actively pursue third party financing alternatives to fund the substantial majority of SMLP’s remaining Double E capital obligations and expects to have third-party financing secured by the end of the third quarter 2020, concurrently with our receipt of the FERC 7 (c) certificate.  A successful financing would defer to 2021 or potentially eliminate any additional SMLP investment beyond the approximately $10 million to $20 million expected in 2020.  We continue to expect to receive a FERC 7(c) certificate for Double E in the third quarter of 2020.

MVC Shortfall Payments

SMLP billed its customers $12.7 million in the second quarter of 2020 related to MVC shortfalls.  For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned.  In the second quarter of 2020, SMLP recognized $12.7 million of gathering revenue associated with MVC shortfall payments.  SMLP also recognized $2.3 million of adjustments to MVC shortfall payments in the second quarter of 2020 related to shortfall payment adjustments from customers in the Williston Basin segment and the Piceance Basin segment.  SMLP’s MVC shortfall payment mechanisms contributed $15.0 million of total adjusted EBITDA in the second quarter of 2020.

EX 99.1-6

	Three months ended June 30, 2020
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$3,419	$3,419	$—	$3,419
Total net change	$3,419	$3,419	$—	$3,419

MVC shortfall payment adjustments:
Williston Basin	$1,091	$1,091	$2,124	$3,215
Piceance Basin	6,935	6,935	167	7,102
Marcellus Shale	1,258	1,258	—	1,258
Total MVC shortfall payment adjustments	$9,284	$9,284	$2,291	$11,575

Total (1)	$12,703	$12,703	$2,291	$14,994

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(1) Exclusive of Ohio Gathering due to equity method accounting.

	Six months ended June 30, 2020
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$7,077	$7,077	$—	$7,077
Total net change	$7,077	$7,077	$—	$7,077

MVC shortfall payment adjustments:
Williston Basin	$2,093	$9,883	$(3,541)	$6,342
Piceance Basin	13,891	13,786	390	14,176
Marcellus Shale	2,544	2,544	—	2,544
Total MVC shortfall payment adjustments	$18,528	$26,213	$(3,151)	$23,062

Total (1)	$25,605	$33,290	$(3,151)	$30,139

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(1) Exclusive of Ohio Gathering due to equity method accounting.

Quarterly Distribution Update

The board of directors of SMLP’s general partner suspended cash distributions payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units for the period ended June 30, 2020.  Unpaid distributions on the preferred units will continue to accrue.

Second Quarter 2020 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, August 7, 2020, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 49844223.  The conference call, webcast live and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

Upcoming Investor Conferences

Members of SMLP’s senior management team will attend the for 2020 Citi One-on-One Midstream / Energy Infrastructure Virtual Conference which will take place on August 12-13, 2020.  The presentation materials associated with this event will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of the conference.

EX 99.1-7

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.  We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, adjusted Series A Preferred Units cash distribution, cash taxes paid and maintenance capital expenditures.  Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•

the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to support future potential cash distributions and
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•

certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

EX 99.1-8

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.  Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado.  SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio.  SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws.  Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMLP's actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020, and as amended and updated from time to time. Any forward-looking statements in this press release, including forward-looking statements regarding 2020 financial guidance or financial or operating expectations for 2020, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-9

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$36,571	$9,530
Restricted cash	5,048	27,392
Accounts receivable	77,199	97,418
Other current assets	4,252	5,521
Total current assets	123,070	139,861
Property, plant and equipment, net	1,855,889	1,882,489
Intangible assets, net	215,901	232,278
Investment in equity method investees	383,058	309,728
Other noncurrent assets	8,584	9,742
Total assets	$2,586,502	$2,574,098

Liabilities and Capital
Current liabilities:
Trade accounts payable	$18,422	$24,415
Accrued expenses	11,331	11,339
Deferred revenue	15,354	13,493
Ad valorem taxes payable	6,307	8,477
Accrued interest	11,737	12,346
Accrued environmental remediation	1,795	1,725
Other current liabilities	9,859	12,206
Short-term debt and current portion of long-term debt	38,000	5,546
Total current liabilities	112,805	89,547
Long-term debt	1,545,133	1,622,279
Noncurrent deferred revenue	42,348	38,709
Noncurrent accrued environmental remediation	2,311	2,926
Other noncurrent liabilities	8,618	7,951
Total liabilities	1,711,215	1,761,412

Mezzanine Capital
Subsidiary Series A Preferred Units	78,563	27,450

Partners' Capital
Series A Preferred Units	307,866	293,616
Common limited partner capital	488,858	305,550
Noncontrolling interest	—	186,070
Total partners' capital	796,724	785,236
Total liabilities, mezzanine capital and partners' capital	$2,586,502	$2,574,098

EX 99.1-10

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$73,911	$75,107	$157,703	$162,071
Natural gas, NGLs and condensate sales	10,683	18,291	24,463	56,219
Other revenues	7,413	6,288	14,744	12,804
Total revenues	92,007	99,686	196,910	231,094
Costs and expenses:
Cost of natural gas and NGLs	6,088	11,571	14,313	43,330
Operation and maintenance	21,152	24,318	42,963	48,540
General and administrative (1)	12,786	10,565	29,347	28,950
Depreciation and amortization	29,630	26,837	59,296	54,601
Transaction costs	1,207	96	1,218	2,433
Gain on asset sales, net	(281)	(287)	(166)	(1,248)
Long-lived asset impairment (2)	654	70	4,475	45,021
Total costs and expenses	71,236	73,170	151,446	221,627
Other income (expense)	276	83	(151)	292
Interest expense	(21,990)	(22,343)	(45,818)	(45,085)
Gain on early extinguishment of debt (3)	54,235	—	54,235	—
Income (loss) before income taxes and income (loss) from equity method investees	53,292	4,256	53,730	(35,326)
Income tax benefit (expense)	389	(1,149)	402	(1,406)
Income (loss) from equity method investees	3,040	(79)	6,351	(520)
Net income (loss)	$56,721	$3,028	$60,483	$(37,252)

Income (loss) per limited partner unit:
Common unit – basic	$1.11	$(0.06)	$1.05	$(0.54)
Common unit – diluted	$1.06	$(0.06)	$1.02	$(0.54)

Weighted-average limited partner units outstanding:
Common units – basic	44,650	45,319	44,985	45,319
Common units – diluted	46,737	45,319	46,323	45,319

__________

(1) For the three and six months ended June 30, 2020, the amount includes $0.6 million and $3.3 million, respectively, of restructuring expenses.

(2) For the six months ended June 30, 2019, the amount is associated with (i) our decision in March 2019 to idle our existing 20 MMcf/d DJ Basin processing plant in conjunction with the commissioning of our new 60 MMcf/d DJ Basin processing plant resulting in an impairment charge of $34.7 million; and (ii) our decommissioning in March 2019 of an underutilized Barnett Shale compressor station resulting in an impairment charge of $10.2 million.

(3) Subsequent to the GP Buy-In Transaction, the Partnership commenced a debt buyback program to repurchase our Senior Notes, which is ongoing. We repurchased $25.8 million of the outstanding $300 million aggregate principal amount of our 5.50% Senior Notes through June 30, 2020. The gain on early extinguishment of debt for the 5.50% Senior Notes during the three and six months ended June 30, 2020 totaled $9.2 million and is inclusive of a $0.1 million write off of debt issuance costs. We also repurchased $106.2 million of the outstanding $500 million aggregate principal amount of our 5.75% Senior Notes through June 30, 2020. The gain on early extinguishment of debt for the 5.75% Senior Notes during the three and six months ended June 30, 2020 totaled $45.1 million and is inclusive of a $1.0 million write off of debt issuance costs.

EX 99.1-11

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(Dollars in thousands)
Other financial data:
Net income (loss)	$56,721	$3,028	$60,483	$(37,252)
Net cash provided by operating activities	$35,170	$39,381	$105,371	$84,574
Capital expenditures	$8,843	$50,244	$27,426	$111,092
Contributions to equity method investees	$21,695	$5,921	$79,728	$5,921
Adjusted EBITDA	$64,590	$67,560	$130,494	$134,418
Distributable cash flow	$42,669	$35,886	$73,594	$69,299
Distributions declared (1)	$—	$23,778	$—	$47,553
Distribution coverage ratio (2)	n/a	1.51x	n/a	1.46x

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,391	1,368	1,336	1,419
Aggregate average daily throughput – liquids (Mbbl/d)	76	94	87	99

Ohio Gathering average daily throughput (MMcf/d) (3)	540	713	575	712

__________

(1) Represents distributions declared to common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the distribution payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units. For the three months ended June 30, 2019, represents the distributions declared in July 2019 and paid in August 2019.

(2) Represents the ratio of distributable cash flow to distributions declared. Distribution coverage ratio calculation for the three months ended June 30, 2019 is based on distributions declared to common unitholders in respect of the second quarter of 2019.

(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

EX 99.1-12

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net income (loss)	$56,721	$3,028	$60,483	$(37,252)
Add:
Interest expense	21,990	22,343	45,818	45,085
Income tax (benefit) expense	(389)	1,149	(402)	1,406
Depreciation and amortization (1)	29,866	27,200	59,766	55,353
Proportional adjusted EBITDA for equity method investees (2)	7,514	9,939	15,453	19,149
Adjustments related to MVC shortfall payments (3)	2,291	3,533	(3,151)	(666)
Adjustments related to capital reimbursement activity (4)	(237)	(1,046)	(448)	(1,761)
Unit-based and noncash compensation	1,846	1,553	4,569	4,079
Gain on early extinguishment of debt (5)	(54,235)	—	(54,235)	—
Gain on asset sales, net	(281)	(287)	(166)	(1,248)
Long-lived asset impairment	654	70	4,475	45,021
Other, net (6)	1,890	(1)	4,683	4,732
Less:
Income (loss) from equity method investees	3,040	(79)	6,351	(520)
Adjusted EBITDA	$64,590	$67,560	$130,494	$134,418
Less:
Cash interest paid	24,413	23,751	44,073	43,683
Cash paid for taxes	—	150	—	150
Senior notes interest adjustment (7)	(4,869)	(3,063)	(1,806)	—
Adjusted Series A Preferred Units cash distribution (8)	—	7,125	7,125	14,250
Maintenance capital expenditures	2,377	3,711	7,508	7,036
Distributable cash flow	$42,669	$35,886	$73,594	$69,299

Distributions declared (9)	$—	$23,778	$—	$47,553

Distribution coverage ratio (10)	n/a	1.51x	n/a	1.46x

__________

(1) Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(3) Adjustments related to MVC shortfall payments are recognized ratably over the term of the associated MVC.

(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(5) Subsequent to the GP Buy-In Transaction, the Partnership commenced a debt buyback program to repurchase our Senior Notes, which is ongoing. We repurchased $25.8 million of the outstanding $300 million aggregate principal amount of our 5.50% Senior Notes through June 30, 2020. The gain on early extinguishment of debt for the 5.50% Senior Notes during the three and six months ended June 30, 2020 totaled $9.2 million and is inclusive of a $0.1 million write off of debt issuance costs. We also repurchased $106.2 million of the outstanding $500 million aggregate principal amount of our 5.75% Senior Notes through June 30, 2020. The gain on early extinguishment of debt for the 5.75% Senior Notes during the three and six months ended June 30, 2020 totaled $45.1 million and is inclusive of a $1.0 million write off of debt issuance costs.

(6) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended June 30, 2020, the amount includes $1.4 million of transaction costs associated with the GP Buy-In Transaction and $0.6

EX 99.1-13

million of restructuring expenses. For the six months ended June 30, 2020, the amount includes $3.3 million of restructuring expenses and $1.4 million of transaction costs associated with the GP Buy-In Transaction. For the six months ended June 30, 2019, the amount includes $3.4 million of severance expense associated with our former Chief Executive Officer and $0.9 million of transaction costs associated with the Equity Restructuring.

(7) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(8) Adjusted Series A Preferred Units cash distribution represents the amount of cash distributions paid, or accrued, on the Series A Preferred Units. Distributions on the Series A Preferred Units are due to be paid or accrued semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(9) Represents distributions declared to common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the distribution payable on its common units. For the three months ended June 30, 2019, represents the distributions declared in July 2019 and paid in August 2019.

(10) Represents the ratio of distributable cash flow to distributions declared. Distribution coverage ratio calculation for the three months ended June 30, 2019 is based on distributions declared in respect of the second quarter of 2019.

EX 99.1-14

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Six months ended June 30,
	2020	2019
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$105,371	$84,574
Add:
Interest expense, excluding amortization of debt issuance costs	42,682	41,964
Income tax (benefit) expense	(402)	1,406
Changes in operating assets and liabilities	(19,388)	4,767
Proportional adjusted EBITDA for equity method investees (1)	15,453	19,149
Adjustments related to MVC shortfall payments (2)	(3,151)	(666)
Adjustments related to capital reimbursement activity (3)	(448)	(1,761)
Other, net (4)	4,683	4,732
Less:
Distributions from equity method investees	12,749	18,217
Noncash lease expense	1,557	1,530
Adjusted EBITDA	$130,494	$134,418
Less:
Cash interest paid	44,073	43,683
Cash paid for taxes	—	150
Senior notes interest adjustment (5)	(1,806)	—
Adjusted Series A Preferred Units cash distribution (6)	7,125	14,250
Maintenance capital expenditures	7,508	7,036
Distributable cash flow	$73,594	$69,299

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(2) Adjustments related to MVC shortfall payments are recognized ratably over the term of the associated MVC.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended June 30, 2020, the amount includes $1.4 million of transaction costs associated with the GP Buy-In Transaction and $0.5 million of restructuring expenses. For the six months ended June 30, 2020, the amount includes $3.3 million of restructuring expenses and $1.4 million of transaction costs associated with the GP Buy-In Transaction. For the six months ended June 30, 2019, the amount includes $3.4 million of severance expense associated with our former Chief Executive Officer and $0.9 million of transaction costs associated with the Equity Restructuring.

(5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(6) Adjusted Series A Preferred Units cash distribution represents the amount of cash distributions paid, or accrued, on the Series A Preferred Units. Distributions on the Series A Preferred Units are due to be paid or accrued semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

Contact:  Ross Wong, Senior Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

EX 99.1-15